Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-33974) pertaining to the Apropos Technology, Inc. 2000 Omnibus Incentive Plan and the Apropos Technology, Inc. Employee Stock Purchase Plan of 2000, of our report dated January 29, 2004, with respect to the consolidated financial statements and schedule of Apropos Technology, Inc. as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Chicago, Illinois
March 25, 2005